CERTIFICATE OF TRUST
                                OF
                FRANKLIN TEMPLETON HIGH YIELD TRUST

      This Certificate of Trust of Franklin Templeton High Yield
Trust, a statutory trust (the "Trust"), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 DEL. C.ss.3801 et seq.) (the "Act"), sets forth the following:


      FIRST:    The name of the statutory trust formed hereby is
      Franklin Templeton High Yield Trust.

      SECOND:   The address of the registered office of the Trust
      in the State of Delaware is 919 North Market Street, Suite 600, Wilmington, Delaware 19801. The name of the Trust's registered agent at such address is SR Services, LLC.

      THIRD:    The Trust formed hereby is or will become an
      investment company registered under the Investment Company
      Act of 1940, as amended (15 U.S.C. ss.ss.80a-1 et seq.).

      IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust as of the 8th day of May, 2003.




 /s/ Christopher Molumphy